--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             OHIO EDISON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 FirstEnergy

                            Merger Highlights for
                          Registered Representatives

                              FirstEnergy Corp.

                                [map of Ohio]

        Toledo Edison                        CEI

                                                        Penn
                                                        Power
                                  Ohio Edison

                                 FirstEnergy


        o 11th largest investor-owned utility

        o 2.1 million customers

        o 13,200 square mile service area

        o Generating capacity of 11,681 MW

        o Annual revenues of $5 billion

                                  Structure


        o Tax-free, stock-for-stock transaction

        o Exchange ratio:

          - OEC: 1 share of FirstEnergy for each
                 share of OEC

          - CX:  .525 shares of FirstEnergy for each
                 share of CX

        o FirstEnergy shareholders to receive
          OE's dividend level

                       Financial and Strategic Benefits


        o Stronger enterprise with more resources to provide value to our investors and customers

        o Significant earnings and cash flow accretion

        o Natural opportunities for synergies
          - Minimum $1 billion over ten years - half labor

        o Control of major assets, less reliance on others

        o Accelerated debt reduction program
          - ($2.5 billion through 2000)

                                  Synergies


        o Contiguous service territories, joint generation ownership interests offer natural opportunities for synergies

        o Anticipate elimination of 900 positions (8% of workforce) in addition to reductions previously announced

        o Significant achievement of synergies in early years is expected; transition teams have been formed

                               Merger Approval
                                  Milestones


        o PUCO approval of rate plan on January 30

        o CX requires majority approval; OEC 2/3 approval

        o Special shareholder meetings on March 27

        o Hope to close merger by end of 1997

                         Alignment of OEC Management
                          and Shareholder Interests


        o Employees control about 11.6 million shares
          (8% of total) through Savings Plan

        o Nearly all employees are in an incentive compensation plan

        o Management employees have a significant portion (up to 50%) of their total compensation
          "at risk" based on the achievement of short- and long-term goals

                         Premium Valuation Comparison




                        Utility Transactions
                                with
                        Significant Premiums     CX
                        --------------------    -----
Premium                         30.5%           42.9%

Price-Earnings Multiple         15.4x            9.8x

Cash Flow Multiple               6.4x            2.5x


                               OEC Common Stock
                                Total Returns
                           Periods Ending 12/31/96




                       1 Yr.  3 Yrs.  5 Yrs.
                       ---------------------
OEC                     3.7%    7.5%    9.4%

S & P Elec. Util.      (0.2)    4.4     6.3


                                   Summary


        o Natural opportunity to capture synergies

        o Significant accretion to earnings and cash flow

        o Strong cash flow supports rapid debt
          repayment

        o Stronger enterprise with more resources to provide value to our investors and customers

                                  Questions
                                      &
                                   Answers

                            Shareholder Cash Flow


$ Millions
93      251

94      294

95      440

96      532




                          OEC vs S&P UTILITIES INDEX

Stock Price Index
-----------------
Sept - Dec 1996
                           OEC              S&P
                         -------          -------
September 1996
       13                 100.00          100.00
       19                  94.578          99.166
       25                  95.181          99.627

October   1996
        1                  94.578          99.407
        7                  95.181         101.244
       11                  96.988         100.777
       17                  97.590         101.889
       23                  97.590         101.847
       29                 100.000         103.086

November  1996
        4                 100.602         104.282
        8                 103.614         106.098
       14                 103.614         105.946
       20                 107.229         106.145
       26                 110.241         105.773

December  1996
        3                 110.843         104.681
        9                 107.831         104.529
       13                 106.627         102.949
       19                 108.434         104.146
       26                 110.241         104.970


Jan - Feb 1997
--------------

January  1997
        8                 111.446         104.881
       14                 109.639         106.313
       20                 109.639         106.418
       24                 111.446         105.848
       30                 112.651         105.007

February 1997
        5                 110.843         103.637

                                   FIRSTENERGY

                 The Right Choice for Ohio Edison Shareholders

                                    / X /
Vote FOR the merger to
  CREATE a STRONGER, more COMPETITIVE company

/X/ Vote FOR:

- EARNINGS AND CASH FLOW GROWTH ANTICIPATED TO BEGIN IN THE FIRST YEAR OF THE MERGER -- AND A GREATER POTENTIAL FOR DIVIDEND GROWTH

- A NATURAL ALLIANCE OF ADJOINING SERVICE AREAS -- NEARLY DOUBLING CUSTOMERS, REVENUES AND CASH FLOW

- A LARGER, STRONGER COMPANY -- COMMITTED TO CUT DEBT BY 40 PERCENT THROUGH THE YEAR 2000

-    OHIO EDISON'S BEST STRATEGY FOR FUTURE SUCCESS





NOTE: This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of FirstEnergy following the consummation of the merger. These forward-looking statements involve certain risks and uncertainties. For example, savings resulting from the merger are based on assumptions that Ohio Edison believes to be reasonable, but there can be no assurances that such assumptions will approximate actual experience, and actual results could differ materially from the presumptions included herein. Shareholders are urged to review pages 13 and 14 of Ohio Edison's proxy statement for greater detail on risks, uncertainties and underlying assumptions regarding the merger and to review the entire proxy and prospectus on the merger.

You can find more information on the merger at Ohio Edison's site on the World Wide Web: http://www.ohioedison.com

Dear fellow SHAREHOLDER:

Recently, you received a copy of a comprehensive document - our legally required filing with the Securities and Exchange Commission regarding our proposed merger with Centerior Energy under a new holding company called FIRSTENERGY. This supplement provides a brief review of the positive impact that we believe the merger will have on your investment.

I'll begin by offering a simple explanation for the merger: We intend to create a larger, stronger, more competitive company that is FIRST in value to shareholders, FIRST in service to customers, and FIRST in opportunities for employees. And we believe that's good news for your investment.

This booklet should give you a clearer picture of why your board of directors and management team strongly support the merger and urge that you vote FOR the merger on your proxy card.

WE NEED YOUR SUPPORT. Approval of the merger requires a FOR vote from holders of at least two-thirds of Ohio Edison's common stock - and abstentions will have the effect of votes against the merger.

By voting FOR the merger and returning your proxy card to us, you will help us create a company that is better positioned to compete and succeed in a rapidly changing utility industry - and one that we believe will add greater value to your investment.

If you have questions regarding the merger after reviewing this material, please call us at 1-800-631-8945. We'll be glad to provide you with more information on why FirstEnergy merits your approval.

                                         Sincerely,

                                         /s/ Willard R. Holland

                                         Willard R. Holland
                                         Chairman and Chief Executive Officer
                                         Ohio Edison Company

/X/ Vote FOR:

Earnings and
        cash flow GROWTH


We are confident that joining the forces of Ohio Edison and Centerior Energy under FirstEnergy will create a stronger, more competitive utility that will INCREASE THE VALUE OF YOUR INVESTMENT. That's because FirstEnergy is a natural alliance - providing many opportunities to eliminate duplicative costs, maximize efficiencies, and increase management flexibility in a changing energy business. For these and other reasons, we anticipate earnings and cash flow growth beginning in the first year of the merger.

Under the terms of our merger agreement, we expect to maintain your current annual dividend of $1.50 per share, and we have the flexibility to increase the dividend up to $1.60 per share prior to completion of the merger. After the merger is completed, FirstEnergy's Board of Directors will determine the new company's dividend level.

Earnings on Common Stock (Millions)
-----------------------------------

Ohio Edison              Centerior               FirstEnergy
-----------              ---------               -----------

$295                     $220                     $542*


Cash Flow from Operations (Millions)
------------------------------------

Ohio Edison              Centerior                FirstEnergy
-----------              ---------                -----------
$753                      $611                    $1,364+

     Unless otherwise indicated, statistics included in this booklet are for the year ended December 31, 1995.

* Derived from the unaudited, pro forma financial information found on page 50 of our proxy statement.

+ Derived from Ohio Edison and Centerior statements of cash flow incorporated by reference in our proxy statement.



/X/ Vote FOR:

Considerable SAVINGS

Key benefits from merging Ohio Edison and Centerior will lead to savings that are far greater than we could achieve on our own. For example:

- SAVINGS OF $1 BILLION OVER TEN YEARS will result from new efficiencies throughout our shared operations

- Our aggressive goal to REDUCE DEBT BY AT LEAST $2.5 BILLION through the year 2000 will improve earnings by LOWERING THE COMPANIES' COMBINED INTEREST COSTS NEARLY $240 MILLION ANNUALLY BY 2001


kWh Sales (Billions)
--------------------

Ohio Edison              Centerior            FirstEnergy
-----------              ---------            -----------

   $33                        31                   64

Revenues (Millions)
-------------------

Ohio Edison              Centerior            FirstEnergy
-----------              ---------            -----------

   $2,466                  $2,516               $4,965*



/X/ Vote FOR:

A LARGER,
        STRONGER utility


Based on total electric sales, FirstEnergy will become the nation's 11th largest investor-owned electric system - a larger, stronger utility with more opportunities to increase revenue and ultimately provide dividend growth for shareholders. Here's FirstEnergy at a glance:

-    STRONG ELECTRIC SALES - 64 billion kilowatt-hours annually

- ATTRACTIVE PROSPECTS FOR FUTURE GROWTH - 2.1 million customers throughout a 13,200-square- mile service area that is one of the nation's leaders in promoting economic development

- GREATER FINANCIAL RESOURCES -$5 billion in annual revenues and more than $18 billion in assets

-    RELIABLE POWER SUPPLIES - 11,681 megawatts of generating capability

- A NATURAL ALLIANCE THAT MAKES SENSE - bringing together the companies' adjoining service areas

-    STRATEGIC LOCATION - within a 500-mile radius of one-half of the U.S.
     population

- STRONGER TRANSMISSION NETWORK - 6,500 miles of transmission lines, and 57 interconnections with 8 electric systems

- BETTER OPPORTUNITIES FOR OFF-SYSTEM ELECTRIC SALES - including growing markets in Canada and the eastern U.S.

- SOLID SUPPORT FOR LOCAL COMMUNITIES - and a commitment to build on these strong ties in the years ahead

     [Graphic depicting map with locations of Toledo Edison, Ohio Edison, CEI, Penn Power highlighted]

A GOOD VALUE For Shareholders


The merger represents an excellent opportunity for Ohio Edison shareholders. Here are a few of the reasons why:

/X/  FAIR EXCHANGE RATIO:

- Ohio Edison shareholders will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock they currently own

- Centerior shareholders will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior stock they own

- As a result, Ohio Edison shareholders will own approximately two-thirds of the new company

/X/  TAX-FREE:

-    We expect exchange of shares to be tax-free for federal income tax purposes

/X/  OHIO EDISON LEADERSHIP:

-    Board of Directors of FirstEnergy will be designated by Ohio Edison's Board

-    Willard R. Holland will become chairman, president and CEO of FirstEnergy

- FirstEnergy's headquarters will be located at Ohio Edison's general office in Akron, Ohio

/X/  MOTIVATED MANAGEMENT TEAM:

- Ohio Edison's management team is motivated to improve shareholder value - with up to 50 percent of management's total incentive compensation based on the performance of your stock

/X/ Vote for:

Improved PERFORMANCE



Our service area adjoins Centerior's, and the two companies share ownership of several major power plants. The merger will build on these strong ties to achieve a number of significant benefits, including:

-    Accelerated debt reduction

-    Reduced operating expenses

-    Enhanced cash flow

-    Improved service for customers at lower prices over the long term

- Better control and operation of our combined generation and transmission facilities

-    Elimination of duplicative activities

-    More purchasing power, especially for our largest expense - fuel

-    Lower capital requirements

-    More opportunities for sales of energy-related products and services


Generating Capability (Megawatts)
---------------------------------

Ohio Edison       Centerior     FirstEnergy
-----------       ---------     -----------

 5,757              5,924         11,681


Customers
(Thousands)
-----------

Ohio Edison       Centerior     FirstEnergy
-----------       ---------     -----------

  1,096              1,040         2,136

/X/ Questions and ANSWERS
                about the merger



Q    WHAT AM I BEING ASKED TO VOTE ON?

A You are being asked to approve the merger of Ohio Edison and Centerior under a new company named FirstEnergy Corp.

Q    WHY SHOULD I VOTE FOR THE MERGER?

A Our merger means that you will have a stake in one of the nation's largest electric utility systems under a new holding company, FirstEnergy. You will own a larger company with more resources to meet the challenges of a changing electric utility industry. We believe that the alliance will enhance the long-term value of your investment in ways that otherwise would not be possible. Our two companies have adjoining service areas, and we already share ownership in many of our major generating plants. Together, we believe we can increase revenues and cash flow, eliminate duplicative costs, maximize efficiencies, reduce debt and capital expenditures, and increase management flexibility.

Q    WHAT IS THE POSITION OF OHIO EDISON'S BOARD OF DIRECTORS?

A Your Board of Directors has unanimously approved the plan to merge and recommends that you also vote in favor of the merger.

Q    WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A After the merger, we expect the initial annual dividend of FirstEnergy to be the same as Ohio Edison's annual dividend rate at that time, although the actual dividend will be determined by the Board of FirstEnergy.

Q    WHAT ARE THE FEDERAL TAX CONSEQUENCES TO SHAREHOLDERS?

A We expect that your exchange of shares will be tax-free for federal income tax purposes, except for taxes on cash received by dissenting shareholders.

Q    WHAT DO I NEED TO DO NOW?

A Just mail your signed, dated proxy card in the enclosed envelope as soon as possible. That way, your shares will be represented at the special shareholder meeting on March 27, 1997.

Q    MY SHARES ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES FOR
     ME?

A Your broker will vote your shares only if you provide written instructions on how to vote. Absent such instructions, your shares held in what is called "street name" will not be voted. A failure to vote will have the effect of a vote against the merger. Therefore, WE URGE YOU TO INSTRUCT YOUR BROKER IN WRITING TO VOTE YOUR SHARES FOR THE MERGER.

Q    WHAT WILL HAPPEN IF I DON'T VOTE?

A If you do not vote, it is in effect a vote against the merger. Abstentions also are considered votes against the merger. To approve the merger, we must receive the affirmative votes of holders of more than two-thirds of the outstanding shares of Ohio Edison common stock, SO YOUR VOTE IS VERY IMPORTANT.

Q    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A We are trying to complete the merger as quickly as possible. In addition to shareholder approvals, we must also obtain a number of regulatory approvals. We hope to complete the merger by the end of 1997.

PLEASE mark, sign and
        mail your proxy TODAY

Vote FOR  /X/


                     YOUR BOARD OF DIRECTORS AND MANAGEMENT
                      TEAM URGE YOU TO VOTE FOR THE MERGER
                           ON THE ENCLOSED PROXY CARD.

                    REMEMBER, NOT RETURNING YOUR PROXY CARD,
                        OR ABSTAINING, HAS THE EFFECT OF
                           A VOTE AGAINST THE MERGER.

                         Questions? CALL 1-800-631-8945
                      TO REACH A REPRESENTATIVE OF INVESTOR
                     SERVICES OR GEORGESON & COMPANY, INC.,
                      WHICH IS ASSISTING US WITH THE PROXY
                                  SOLICITATION.


                               [OHIO EDISON LOGO]
                               The Energy Makers

                    76 South Main Street o Akron, Ohio 44308

                                 FIRSTENERGY

                                  MERGER SUMMARY


On September 16, 1996, Ohio Edison and Centerior Energy announced an agreement to merge under a new holding company called FirstEnergy Corp. Both investors and customers will benefit from the merger, which will create the nation's 11th largest electric utility based on total electric sales - with $5 billion in revenues and 2.1 million customers in northern and central Ohio and western Pennsylvania. As a larger, stronger company, FirstEnergy will be better positioned to compete under any future industry structure.

BENEFITS OF MERGER

- Earnings and cash flow growth expected to start in the first year of merger.
- Increased size to better compete.
- Savings of $1 billion over ten years.
- Increased control of generating
  plant assets to maximize operating efficiency.
- Lower capital costs.
- Natural alliance of contiguous service areas to enhance customer service and prospects for off-system sales and future growth.
- Operating companies to reduce their exposure to nuclear investments and regulatory assets by an additional $4.3 billion by 2006.

APPROVALS

- Merger requires two-thirds approval of Ohio Edison common shareholders and majority approval of Centerior shareholders.
- Merger will be reviewed by a number of regulatory agencies. The Public Utilities Commission of Ohio has already approved a key element of the merger - FirstEnergy's rate plan fo customers of Centerior.

EXCHANGE RATIO/TIMING
- Upon completion of merger, OEC shareholders will receive one share of FirstEnergy for each share of OEC common stock, and CX shareholders will receive a .525 share of FirstEnergy for each share of CX common stock.
- We expect FirstEnergy's common dividend rate to be equivalent to OEC's current dividend rate.
- We expect the exchange to be tax-free for federal income tax purposes.



[Map of Ohio PA Regions]

Toledo Edison
Ohio Edison
CEI
PennPower
OHIO  PA

- Special meeting of shareholders is scheduled for March 27, 1997.

- We expect the merger to be completed by the end of 1997.

STOCK PRICE PERFORMANCE


This chart highlights Ohio Edison's common stock price performance since the merger announcement.

    - OEC
    - S&P Utilities
Price at 9/13/96 = 100

                                     OEC          S/P
SEPTEMBER 1996
SEPTEMBER 13                         100          100
          20                         93.373       99.659
          27                         94.578       99.386

OCTOBER   1996
OCTOBER   4                          95.181       101.013
          11                         96.988       100.777
          18                         96.988       102.068
          25                         98.795       102.057
NOVEMBER 1996
NOVEMBER 1                           100.000      104.198
         8                           103.614      106.098
         15                          104.217      106.056
         22                          109.639      105.998
         29                          110.843      105.411

DECEMBER 1996
DECEMBER 6                           107.229      103.931
         13                          106.627      102.949
         20                          108.434      104.949
         27                          110.241      105.678
JANUARY 1997
JANUARY 3                            110.241      103.831
        10                           110.241      105.678
        17                           110.241      106.770
        24                           111.446      105.848
        30                           112.651      105.007







COMMON STOCK HIGHLIGHTS
MARKET STATISTICS AT DECEMBER 31, 1996

                                          OE                    CX

  High/Low Price During 4th Quarter       $23.25/$19.375         $10.75/$9.13
  Earnings Per Share                      $2.10                  $.82
  Annualized Dividend Yield               6.6%                   7.4%
  Annualized Dividend Per Share           $1.50                  $.80
  Price/Earnings Ratio (12 months)        10.8                   13.1
  Payout Ratio (12 months)                71%                    98%
  Book Value Per Share                    $17.35                 $13.40


--------------------------------------------------------------------------------
               CONTACT Greg LaFlame o Manager, Investor Relations
   Ohio Edison Company - 76 South Main St. - Akron, OH 44308 - (330) 384-5500